Exhibit 8.2

February 9, 2026

Blue Hat Interactive Entertainment Technology

7th Floor, Building C No. 1010 Anling Road, Huli District Xiamen, China 361009

People’s Republic of China

Ladies and Gentlemen:

We have acted as U.S. counsel to Blue Hat Interactive Entertainment Technology, a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company of certain units, with each unit consisting of one ordinary share, par value US$ 0.0000001 per share (collectively, the “ordinary shares”), or one pre-funded warrant exercisable for one ordinary share, and one warrant initially exercisable for one ordinary share.

We have examined the Registration Statement (including the prospectus contained therein (the “Prospectus”)). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In rendering the opinion set forth below, we have assumed the accuracy of the factual matters described in the Registration Statement. We have also assumed that all of the ordinary shares are validly issued and fully paid.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we are of the opinion that the statements made in the Prospectus under the caption “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders,” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes accurate summaries of such matters in all material respects.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than the U.S. federal income tax law.

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement.

Very truly yours,
/s/ Pryor Cashman LLP
Pryor Cashman LLP